SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                       FORM N-8A

                    NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                         OF THE INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provision of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:   International Asset Group, Inc.
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Address of Principal Business Office (No. & Street, City, State, Zip Code):
        101 Marietta St., Suite 1070, Atlanta, GA 30303
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Telephone Number (including area code): 404-522-1202
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Name and address of agent for service of process:
        Rosenfeld, Goldman & Ware, Inc., Attorneys
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        101 Marietta St., Suite 1070, Atlanta, GA 30303
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Check appropriate box:
        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A: YES [ ] NO [X]

        Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf, of the city of Atlanta and state of Georgia on the 23rd day of October, 2002.

                                    Signature:



                                    /s/ Elorian Landers
                                   __________________________________________

                                    By:    Elorian Landers
                                    Its:   Chief Executive Officer and Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Elorian Landers
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Elorian Landers, Chief Executive Officer
and Director (Principal Executive Officer
and Principal Financial Officer and
Principal Accounting Officer)